Exhibit 99.1
Company Contacts:
Impax Laboratories, Inc.
Mark Donohue, Sr. Director, Investor Relations
(215) 933-3526
www.impaxlabs.com
Impax Reports Improved First Quarter 2009 Revenue and Profit
—Total Net Revenue Increased 18%—
—Total Gross Profit Increased 23%—
HAYWARD, Calif. (May 5, 2009) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported net income increased 382% to $2.2 million during the first quarter of 2009, compared with net income of $460,000 in the prior year period, driven by an 18% increase in total revenue to $58.9 million and a 23% increase in gross profit to $32.7 million in the first quarter of 2009. Earnings per diluted share for the first quarter of 2009 increased to $0.04, compared with earnings per diluted share of $0.01 in the prior year period.
Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, said: “Our positive first quarter financial results in combination with a number of recent encouraging events are confirmation that we continue to execute the right long-term strategy. We recently experienced positive achievements with both of our leading brand candidates, IPX056 and IPX066. We also continue to receive optimistic news concerning several 2008 ANDA filings as we now believe we are sole first-to-file on generic versions of Doryx® 150 mg and Renvela® 800 mg.”
Dr. Hsu continued, “The investments we are making in research and development are expected to drive future growth of the business by achieving additional first-to-file generic product opportunities. Throughout 2009 and beyond, we plan to continue to invest in R&D across both our Global Pharmaceuticals and Impax Pharmaceuticals divisions to drive long-term growth. We are off to a strong start for 2009 and will remain focused on achieving our current year financial outlook, ANDA filing goals and continued progress on brand initiatives.”
Total revenues for the first quarter of 2009 increased 18% to $58.9 million, compared to the prior year period, due primarily to an increase in Global label product revenues, partially offset by a decline in Rx Partner and OTC Partner revenues. Global label revenues increased 70% to $39.1 million primarily due to higher demand for fenofibrate products, the generic versions of Lofibra® capsules, and an increase in sales of generic Wellbutrin® 150XL. Private label product revenue increased 171% to $1.3 million primarily due to sales of D24 loratadine/pseudoephedrine, the generic version of Claritin® D 24-hour, as a result of a new supply agreement. Research Partner revenue contributed $2.6 million to the increase in total revenues, resulting from a Joint Development Agreement entered into during the fourth quarter of 2008.
Rx Partner revenues for the first quarter of 2009 declined $8.1 million to $10.7 million primarily due to the Company’s cessation of sales of generic OxyContin® (through our DAVA alliance agreement) after the first quarter of 2008, and a reduction in sales of generic Wellbutrin® XL 300mg (through our Teva alliance agreement) due to price and market share erosion from increased marketplace competition. Sales of generic OxyContin® were made pursuant to a license from the patent holder which by its terms expired in January 2008. OTC Partner revenue decreased $2.6 million to $1.9 million primarily attributable to the expiration of the Company’s obligation to supply Schering-Plough with product effective December 31, 2008.
Gross profit for the first quarter of 2009 increased 23% to $32.7 million and gross margin improved more than 200 basis points to 55% compared to the prior year period. The increase in gross profit and gross margin was primarily due to stronger margins in the Global label product business, partially offset by the cessation of higher margin sales of generic OxyContin® during the first quarter of 2008 as discussed above.
Total research and development expenses for the first quarter of 2009 increased $2.7 million to $16.1 million, compared to the prior year period, in line with our expanded R&D development initiative noted above. Generic project activity increased $1.4 million to $10.5 million primarily due to increased spending on bio-equivalency studies, acquisition of active pharmaceutical ingredients and additional R&D personnel. The brand product R&D activity increased $1.3 million to $5.5 million due to higher spending on clinical trials, additional R&D personnel and research supplies.
Patent litigation expenses for the first quarter of 2009 declined $700,000 or 40%, compared to the prior year period due to settlements of litigation that was active in the first quarter of 2008.
Selling, general and administrative expenses for the first quarter of 2009 increased $1.1 million, or 11%, compared to the prior year period. The increase was primarily attributable to higher salary and benefit expenses driven by the addition of several executive level personnel and an increase in professional fees primarily related to the examination and review of the Company’s financial statements for the year ended December 31, 2008 and other public-company reporting requirements.
Interest income in the first quarter of 2009 declined $1.4 million to $149,000, compared to the prior year period. The decline was due to lower average cash and short-term investment balances during the first quarter of 2009 resulting from the use of funds to repurchase at a discount a significant portion of the Company’s 3.5% Debentures in August and September 2008 and the repayment in full of bank term loans in May 2008.
Interest expense in the first quarter of 2009 declined $1.5 million to $294,000, compared to the prior year period due to reduced amounts of average debt outstanding as a result of the repurchase of Debentures and repayment of the bank term loans noted above.
Cash and short-term investments, net of interest-bearing debt, decreased to $78.3 million as of March 31, 2009, compared with $99.6 million as of December 31, 2008. The decrease in cash from year-end 2008 was primarily due to customary changes in assets and liabilities, including the timing of collection of accounts receivables from first quarter 2009 sales. Cash flow from operations before such changes in working capital items was a positive $2.2 million.
Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products).
Global Pharmaceuticals Division revenues in the first quarter of 2009 increased 19% over the prior year period primarily driven by the 70% increase in Global label product sales as noted above. Gross profit increased 23% resulting in a gross margin of 58%, compared to a gross margin of 56% in the prior year period. These positive improvements resulted in a 31%, or $4.4 million increase in income before taxes in the first quarter of 2009.

Impax Pharmaceuticals Division revenues in the first quarter of 2009, derived from the co-promotion of Carbatrol®, a product of Shire Plc, increased slightly over the prior year period, while gross profit declined slightly due to modestly higher costs. The Company is currently investing in R&D to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the first quarter of 2009, the Company’s planned increased investment in R&D resulted in a loss of $6.3 million in income before taxes.
The following table highlights the quarterly financial performance for each of these divisions.
(amounts in thousands) — unaudited

	Global	Impax	Corporate	Total
Three Months Ended March 31, 2009	Division (a)	Division (b)	and Other	Company
Revenue, net	$55,629	$3,284	$—	$58,913
Cost of revenue	23,233	3,017	—	26,250
Research and development	10,542	5,514	—	16,056
Patent litigation	1,017	—	—	1,017
Income (loss) before provision for income taxes	$18,609	(6,287)	$(8,267)	$4,055

	Global	Impax	Corporate	Total
Three Months Ended March 31, 2008	Division (a)	Division(b)	and Other	Company
Revenue, net	$46,678	$3,252	$—	$49,930
Cost of revenue	20,410	2,968	—	23,378
Research and development	9,128	4,211	—	13,339
Patent litigation	1,701	—	—	1,701
Income (loss) before provision for income taxes	$14,176	(4,403)	$(8,745)	$1,028

(a)	Global Pharmaceuticals Division includes Global, Private Label, Rx Partner, OTC Partner, Research Partner and Other product sales

(b)	Impax Pharmaceuticals Division includes Promotional Partner product sales
2009 Financial Outlook
The Company previously disclosed its 2009 financial outlook for the year ending December 31, 2009, on February 26, 2009. For the full year 2009, the Company continues to forecast:
•	Its third consecutive year of positive cash flows from operations.
•	Gross margins as a percent of total revenues to approximate 50%.
•	Total research and development expenses across the generic and brand divisions to approximate $64 million with $40 million and $24 million allocated to generic and brand R&D, respectively.
•	Patent litigation expenses of approximately $10 million.
•	Selling, general and administrative expenses of approximately $39 million.
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available 2:00 p.m. EST on May 5, 2009 through 11:59 p.m. EST May 12, 2009 and can be accessed by dialing (800) 642-1687 in the United States or (706) 645-9291 internationally and using the access code 97387383.
About Impax Laboratories, Inc.

Impax Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
"Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; any delays or unanticipated expenses in connection with the construction of our Taiwan facility; ability to successfully develop and commercialize pharmaceutical products; the uncertainty of patent litigation; consumer acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration filings and approvals; inexperience in conducting clinical trials and submitting new drug applications; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2008. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
(tables to follow)

Impax Laboratories, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
(amounts in thousands, except share and per share data)		(as adjusted)(c)
Revenues:
Global product sales, net	$39,121	$22,979
Private Label (a)	1,297	478
Rx Partner	10,736	18,805
OTC Partner	1,858	4,409
Research Partner (b)	2,611	—
Promotional Partner	3,284	3,252
Other	6	7

Total Revenues	58,913	49,930

Cost of revenues	26,250	23,378

Gross profit	32,663	26,552

Operating expenses:
Research and development	16,056	13,339
Patent litigation	1,017	1,701
Selling, general and administrative	11,455	10,362

Total operating expenses	28,528	25,402

Income from operations	4,135	1,150

Change in fair value of common stock purchase warrants	—	44
Other income	65	61
Interest income	149	1,537
Interest expense	(294)	(1,764)

Income before income taxes	4,055	1,028
Provision for income taxes	1,836	568

Net Income	$2,219	$460

Net Income per share:
Basic	$0.04	$0.01

Diluted	$0.04	$0.01

Weighted average common shares outstanding:
Basic	59,711,133	58,833,979
Diluted	60,222,215	61,126,768
See notes to financial information on page 9.

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
(amounts in thousands)	(unaudited)	(as adjusted) (c)
ASSETS
Current assets:
Cash and cash equivalents	$38,044	$69,275
Short-term investments	60,311	50,710
Accounts receivable, net	61,813	43,306
Inventory, net	29,759	32,305
Current portion of deferred product manufacturing costs-alliance agreements	14,136	13,578
Current portion of deferred income taxes	21,607	17,900
Prepaid expenses and other current assets	4,371	9,298

Total current assets	230,041	236,372

Property, plant and equipment, net	95,914	95,629
Deferred product manufacturing costs-alliance agreements	94,839	93,144
Deferred income taxes, net	51,871	52,551
Other assets	11,892	9,017
Goodwill	27,574	27,574

Total assets	$512,131	$514,287

Liabilities and Stockholders Equity
Current liabilities
Current portion of long-term debt, net	$14,536	$14,416
Accounts payable	11,795	12,797
Accrued expenses	34,811	41,360
Current portion of deferred revenue-alliance agreements	37,173	35,015
Current portion of accrued exclusivity period fee payments due	3,000	6,000

Total current liabilities	101,315	109,588

Long-term debt	5,531	5,990
Deferred revenue-alliance agreements	228,164	225,804
Other liabilities	14,217	13,255

Total liabilities	349,227	354,637

Stockholders equity	162,904	159,650

Total liabilities and stockholders equity	$512,131	$514,287

See notes to financial information on page 9.

Impax Laboratories, Inc.
Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
(amounts in thousands)		(as adjusted) (c)
Cash flows from operating activities:
Net income	$2,219	$460
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,544	2,174
Amortization of discount and deferred financing costs on-3.5% Debentures	150	851
Amortization of deferred financing costs on Wachovia Credit Agreement	—	37
Bad debt expense	23	39
Deferred income taxes	(3,027)	163
Provision for uncertain tax positions	218	—
Deferred revenue — Rx Partners	13,837	57,149
Deferred product manufacturing costs — Rx Partners	(9,008)	(10,887)
Deferred revenue recognized — Rx Partners	(10,736)	(18,805)
Amortization deferred product manufacturing costs — Rx Partners	5,982	7,454
Deferred revenue — OTC Partners	886	5,166
Deferred product manufacturing costs — OTC Partners	(911)	(5,150)
Deferred revenue recognized — OTC Partners	(1,858)	(4,409)
Amortization deferred product manufacturing costs — OTC Partners	1,684	4,213
Deferred revenue — Research Partners	5,000	—
Deferred revenue recognized — Research Partners	(2,611)	—
Payments on exclusivity period fee	(3,000)	(3,000)
Payments on accrued litigation settlements	(549)	(549)
Share-based compensation expense	1,437	1,625
Accretion of interest income on short-term investments	(36)	(1,146)
Change in fair value of stock purchase warrants	—	(44)
Changes in assets and liabilities:
Accounts receivable	(18,530)	(36,245)
Inventory	2,546	861
Prepaid expenses and other assets	2,042	1,210
Accounts payable and accrued expenses	(7,119)	(5,615)
Other liabilities	734	530

Net cash used in operating activities	$(18,083)	$(3,918)

Cash flows from investing activities:
Purchase of short-term investments	$(27,810)	$(91,710)
Maturities of short-term investments	18,245	82,306
Purchases of property, plant and equipment	(3,881)	(4,241)

Net cash used in investing activities	$(13,446)	$(13,645)

Cash flows from financing activities:
Repayment of long-term debt	$(36)	$(66)
Proceeds from exercise of stock options and purchases under the ESPP	334	154

Net cash provided by financing activities	$298	$88

Net increase (decrease) in cash and cash equivalents	$(31,231)	$(17,475)
Cash and cash equivalents, beginning of period	$69,275	$37,462

Cash and cash equivalents, end of period	$38,044	$19,987

See notes to financial information on page 9.

Impax Laboratories, Inc.
Presentation of Deferred Revenue and Deferred Product Manufacturing Cost Data
The following table summarizes the additions to and deductions from the deferred revenue-alliance agreements and deferred product manufacturing costs under the Company’s Teva, DAVA, OTC and Medicis alliance agreements. This information is used to explain the changes in the respective balance sheet accounts of deferred revenue-alliance agreements and deferred product manufacturing costs-alliance agreements. The table sets forth the amount of revenue deferred in each period as well as the amount recognized in the period under the Company’s modified proportional performance method of revenue recognition for revenue earned under the Teva, DAVA, and OTC alliance agreements and straight line revenue recognition for the Medicis alliance agreement. The summarized information for the three months ended March 31, 2009 is derived from the corresponding tables for each of these separate alliance agreements set forth in the Alliance Agreement footnote to the Company’s unaudited interim consolidated financial statements for the quarter ended March 31, 2009.

	Three Months Ended March 31,
	2009	2008
(amounts in thousands)	(unaudited)	(unaudited)
Deferred revenue:
Beginning balance	$260,819	$208,101
Deferrals	19,723	62,315
Less amounts recognized	(15,205)	(23,214)

Total deferred revenue-alliance agreements(current and non-current)	$265,337	$247,202

Deferred product manufacturing costs:
Beginning balance	$106,722	$94,397
Deferrals	9,919	16,037
Less amounts amortized	(7,666)	(11,667)

Total deferred product manufacturing costs (current and non-current)	$108,975	$98,767

Impax Laboratories, Inc.
Notes to the Financial Information
March 31, 2009
(a)	Private Label represents revenue recognized related to shipments of generic pharmaceutical products to customers who sell the product to third parties under their own label; this product is not sold under the Company’s Global label.
(b)	Research Partner represents revenue recognized under a Joint Development Agreement with Medicis Pharmaceutical Corporation.
(c) As required, Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” was applied on a retrospective basis, beginning with the year ended December 31, 2007.